Exhibit 10.41(a)

COLLECTIVE BARGAINING AGREEMENT

By and Between

TECHNICAL CAREER INSTITUTES, INC.

And

T.O.P, LOCAL 2110 UAW, AFL-CIO

Unit Covered:

OFFICE CLERICAL EMPLOYEES

Effective Dates:
October 10, 1992 - October 9, 1995

TABLE OF CONTENTS

AGREEMENT

THIS AGREEMENT, made and entered into this 10th day of October, 1992, by and between TECHNICAL CAREER INSTITUTES, INC., a New York corporation and college of technology having its principal offices located at 320 West 31st Street, New York, New York 1000[illegible] (hereinafter the "Company" or "TCI"), for and on behalf of the college, and T.O.[illegible] Local 2110, U.A.W., AFL-CIO, with principal offices located at 71 5TH Avenue, New York, New York 1000[illegible], (hereinafter "the Union") for and on behalf of the employees it represents in the collective bargaining unit.

ARTICLE 1. DEFINITIONS

A. Wherever used in this Agreement, the following words and phrases shall have the following meaning and interpretation:

1. The College - The "College" means that Day College and Evening College operated by the Employer at its premises, 320 West 31st Street, New York, New York.

2. Employee - "Employee" or "Employees" means employees in the occupational classifications specifically included in the Bargaining Unit.

ARTICLE 2. RECOGNITION OF BARGAINING UNIT

The Company recognizes the Union as the sole and exclusive bargaining agency with respect to rates of pay, wages, hours and other conditions of employment for all full-time and regular part-time office clerical employees, excluding teachers,

confidential employees, guards and supervisors, as defined in the National Labor Relations Act, as amended.

ARTICLE 3. HIRING HALL

The Company agrees to use the union hiring hall on a non-exclusive basis. Vacancy notices shall be sent to Stewards, the Union and to the hiring hall at the same time other sources of employment shall be contacted. The acceptance or rejection of any applicant supplied by the hiring hall will be solely within the prerogative of management and shall not be subject to arbitration.

ARTICLE 4. UNION SECURITY AND CHECK-OFF

A. It shall be a condition of continued employment that all employees of the Company covered by this Agreement who are members of the Union in good standing on the effective date of this Agreement shall remain members in good standing. It shall also be a condition of continued employment that all employees covered by this Agreement shall become and remain members in good standing in the Union on the 30th day following the beginning of such employment or on the 30th day following the execution of this Agreement, whichever is later.

B. In application of Paragraph A. above, when the Company is notified by the Union in writing that an employee is delinquent in the payment of Union dues, or has failed within the time prescribed by the Union to make proper application and pay the required initiation fee, the Company shall immediately terminate such

employee.

C. The Union agrees that it will indemnify and hold the Employer harmless from any recovery of damages sustained by reason of any action taken under the Union Security Clause of this contract.

D. Upon written notice from the Union, the Company will deduct all membership dues as provided for in the authorization form set forth below, upon condition that at the time of such notice the Union shall furnish the Company with a written authorization executed by the employee in the following form:

> "I hereby authorize and direct my employer to deduct from my wages and to pay over to the Union on such notice from the Union such amounts including initiation fees and assessments (if any owing by me) as my membership dues in said Union as may be established by the Union and become due to it from me during the effective period of this authorization. The authorization may be revoked by me as of any anniversary date hereof by written notice signed by me of such revocation, received by my employer and by the Union, by registered mail, return receipt requested, not more than sixty (60) days and not less than fifty (50) days before any such anniversary date, or on termination date of the collective bargaining agreement covering my employment, by like notice, prior to such termination date, whichever occurs sooner."

The Company will notify the Union promptly of any revocation of such authorization received by it.

E. The Company agrees to notify the Union and Steward/Chapter Chairperson when a new member of the bargaining unit is hired. Such notification shall also apply when there is a change in status of existing employees. In addition:

1. The Company will distribute membership and dues deduction cards to employees on the 31st day of employment and will forward completed cards to the steward/Chapter Chairperson.

2. Change of status, when completed, will be copied and given to Steward/Chapter Chairperson.

3. The Company will provide the chief steward and the main Union office with a monthly listing of all new hires, promotions, terminations, or any other change in the employment status of a bargaining unit member.

F. The Company will forward all initiation fees and union dues deducted from employees' wages to the Union within fifteen (15) days after the end of the month in which the monies were withheld.

ARTICLE 5. RECOGNITION OF RIGHTS

A. Except as otherwise expressly provided in this Agreement, the Company shall retain all of its rights and functions of ownership or management and nothing herein shall limit the Company in its exercise thereof. Accordingly, the Company has, among others, the rights to manage the College, direct the working force, select its supervisory personnel, hire new employees, assign work, discipline, suspend or discharge employees for cause, promote, demote for cause, transfer or lay off employees, make such reasonable rules and regulations relating to the conduct of its employees as it considers necessary or advisable, require employees to observe such rules and regulations, and to determine all

schedules, procedures and methods necessary or advisable for the efficient performance of its business, provided the same are not inconsistent with the express provisions of this Agreement.

B. It is further agreed that the Company shall have the freedom of action to discharge its responsibility for successful operation of its business, including but not limited to, the rights to decide the number and location of its colleges and programs, the curricula, courses, programs, special areas, special assignments, and that these rights shall be vested exclusively in the Company.

C. The enumeration of management rights and functions herein shall not be deemed to exclude other rights or functions of management not herein enumerated, nor in any way be prejudicial to the rights, duties and responsibilities of the Union, as the collective bargaining representative of the employees in the unit, to process grievances with respect to the application of any express provision of this Agreement, except that management rights vested exclusively in the Company shall be arbitrable only to the extent that they are abridged by express provisions in this Agreement.

ARTICLE 6. THE UNION AS PARTY AT INTEREST

The Union shall require its members to comply with the terms of this Agreement. The parties agree that the maintenance of a peaceable and constructive relationship between them and between the Employer and the employees requires the establishment and cooperative use of the machinery provided for in this contract for the discussion and determination of grievances and disputes, and

that it would detract from this relationship if individual employees or groups of employees would, either as such individuals or groups, seek to interpret or enforce the contract on their own initiative or responsibility. No individual worker may initiate any arbitration proceeding or move to confirm or vacate an award.

ARTICLE 7. STRIKES AND LOCKOUTS

It is agreed that the Company shall not engage in any lockout, and that the Union shall not, during the term of this Agreement, cause, authorize, give leadership to, or take part in any strike, picketing, sit-down, slowdown, boycott, collective refusal to work or other curtailment or restriction of work unless and until all steps of the grievance procedure and arbitration shall have been employed and one of the parties hereto fails or refuses to comply promptly with any final decision made against such party thereunder.

ARTICLE 8. NON-DISCRIMINATION

It is agreed that there shall be no coercion, intimidation, or discrimination by the Company or the Union, or by an employee represented by the Union against any employee because of race, color, sex, national origin, creed, membership or non-membership in the Union, or activities on behalf of the Union, or any other activity or belief held to be the lawful prerogative of the individual.

ARTICLE 9. HOURS

A. Normal Work Week - The normal weekly schedule for all full-time employees covered by this Agreement shall be five consecutive days, Monday through Friday, consisting of seven hours per day to be scheduled consecutively, except for a meal period of one hour which shall be unpaid. A full-time employee shall work the same schedule each day except by mutual agreement. A part-time employee shall work consecutive hours except for any meal period.

B. Flex Week. Normal work week to be a five-day contiguous period. All applicable provisions to be modified to reflect present Saturday/Sunday practices.

1. All employees on the payroll prior to October 10, 1983 shall have the option to accept or deny assignments to other than a Monday to Friday work week.

2. Employees hired on or after October 10, 1983 will be assigned by the Company, consistent with the operational requirements to these schedules.

C. Hours Beyond the Standard. When extra hours are assigned to the bargaining unit, such hours will be distributed as equitably as possible among those employees desiring additional hours, providing such employees are available and qualified to work such additional hours. The Company will seek voluntary acceptance of such work among qualified and available employees in the bargaining unit as long as this procedure results in acceptance. When such work must be assigned, it will be in inverse order of seniority among those qualified.

D. Breaks. Each employee will be entitled to one paid fifteen-minute break per day on premises, to be scheduled by the Supervisor, for the purpose of getting coffee and returning to his/her work assignment.

E. Check Cashing Time. Consistent with the past practice, the Company will provide reasonable check cashing time (up to 1/2 hour on pay day) with no loss of pay to each employee, to be scheduled by the Supervisor.

ARTICLE 10. SALARIES AND MINIMUMS

A. Salary increases will be granted to bargaining unit employees in accordance with the schedule listed below:

Effective Date	Weekly Increases
October 10, 1992	$30.00 per week
October 10, 1993	$30.00 per week
October 10, 1994	$30.00 per week

B. Part-time employees shall receive a prorated increase.

C. Minimums. The minimums shall be in accordance with Appendix "A", "Pay Grades and Minimums", attached hereto and made a part of this Agreement.

ARTICLE 11. COMPENSATION PRACTICES

A. Extra Compensation. An employee will be paid for time worked beyond 35 hours and through the 40th hour in a work week at his/her base hourly rate. Time worked above 40 hours in a work week will be compensated at one and one-half times the employee's

base hourly rate.

B. Holidays. If an employee works on a day observed as a recognized holiday, he/she will be paid at the rate of time and one-half the base hourly rate in addition to holiday pay as defined in Article 16. When the Company determines that such work will be performed by bargaining unit employees, it will seek voluntary acceptance of such work among qualified and available employees in the bargaining unit in an equitable manner as long as this procedure results in acceptance. When such work must be assigned, it will be in the inverse order of seniority among those qualified.

C. Pyramiding. No employee shall receive more than one rate of pay for the same hours worked, and if more than one rate is applicable to the same hours worked, the higher rate only shall be paid.

D. Saturday and Sunday Work. If an employee works on Saturday, he/she shall be paid at the rate of time and one-half his/her base hourly rate. If an employee works on Sunday, he/she shall be paid at the rate of twice his/her base hourly rate.

E. Merit Increases. The Company reserves the sole discretion to grant merit increases.

ARTICLE 12. CONTINUOUS SERVICE CREDIT

A. How Continuous Service Credit is Acquired. The principle of continuity of employment is recognized in accordance with and subject to the provisions of this Agreement, and each employee shall accumulate continuous service credit with the Company from

the first date of his/her unbroken continuous service. Continuous service credit shall accumulate during leaves of absence or layoff only as provided in this Agreement.

B. How Continuous Service Credit is Broken. The continuous service credit of an employee shall be broken under the following conditions, and, when so broken, an employee for all purposes shall be considered a new employee without prior service credit if, when rehired:

1. Resignation or other voluntary termination of employment.

2. Discharge for just cause.

3. Failure to report to work after layoff within two calendar weeks after written notice by the Company to the employee to report to work, or on the date specified by the Company which shall not be less than two calendar weeks from the date of notice to return; or failure to notify the Company within one calendar week after such notice to return is given, of the employee's intention to return to work. Such notice shall be deemed sufficient if sent to the employee by registered or certified mail, at the last address furnished by the employee to the Personnel Department of the Company.

4. Layoff without recall to work within two years from the date of such layoff.

5. Absence without authorization or notification for three consecutive working days, unless satisfactory evidence of inability to report is shown.

6. Unauthorized absence beyond the time limits of an approved leave of absence or vacation, unless satisfactory evidence of inability to report is shown.

7. Engaging in gainful employment (unless authorized) during leave of absence.

ARTICLE 13. SENIORITY

A. Seniority Policy. The Company and the Union accept the principle of employee seniority commencing with the first date of the employee's continuous service with the Company in its College. In addition, an employee shall accumulate departmental seniority on the basis of his/her length of service within any of the following groups of departments of the College.

1. Student Services, Academic Services, and Placement.
2. Bursars, Financial Aid, Accounting.
3. Admissions and Marketing.
4. Mailroon, Bookstore and Library.

B. Probationary Period. Each new employee in pay grades 1-4 shall be hired as a probationary employee and shall not be considered to have seniority until after he/she completes a probationary period of sixty days. The Company shall have the right to extend the probationary period by thirty days for good cause of when the duties of the job clearly require a longer period of evaluation. The probationary period for 5th pay grade of clericals shall be three months, with a possible extension of three months upon mutual agreement.

No questions shall be raised by the Union concerning any disciplinary action taken by the Company, including termination, while an employee is within the probationary period outlined above. Upon completion of his/her probationary period in a manner satisfactory to the Company, an employee shall be considered a regular employee and his/her seniority will be equal to the

continuous service credit accumulation.

C. Seniority of Employees Transferred Within the Bargaining Unit. An employee who is transferred to a bargaining unit job in a different department and who has established no seniority therein will serve a trial period equal to the probationary period outlined under subparagraph B. above. Upon completion of the trial period in a manner satisfactory to the Company, the employee's departmental seniority will accumulate from his/her date of transfer to that department. An employee so transferred will retain his/her previously accumulated seniority in his/her former department until he/she has accumulated equivalent seniority in his/her new department. If it is determined during the trial period that an employee is not qualified for the new position, he/she shall be returned to his/her former position with no loss of seniority.

D. Seniority of Employees Transferred Out of the Bargaining Unit. When an employee has established seniority and is or has been transferred to an occupational classification not included in the bargaining unit, and such employee is thereafter again employed by the Company within the bargaining unit within one year of the date of transfer, such employee shall be deemed to have retained his/her previously acquired seniority.

E. Seniority of Union Representatives. For the purpose of layoff of bargaining unit employees, duly elected or appointed stewards or local officers of the Union who have more than one year's seniority shall, during their term of office, be considered to have top seniority in their seniority group within the

bargaining unit. The total number of employees with such seniority are three, and the Union shall advise the Company of their names in writing. For each additional twenty-five office clerical hires over and above the number of employees as of the first day of this contract, the company will recognize one additional steward with such seniority.

F. Layoff. Employees shall be laid off within a department in inverse order of departmental seniority (the least senior employee within the department shall be laid off first), providing those who remain have the necessary skills and abilities to do the work. An employee shall be given two weeks' notice of layoff.

G. Bumping Rights. An employee scheduled to be laid off who has three or more years of seniority (continuous service credit) may bump any of the last three hired providing they have less than three years of seniority and providing the employee exercising bumping rights can perform the job.

H. Recall. If a vacancy occurs within the bargaining unit, employees laid off from the job classification in which the vacancy occurs shall be recalled in order of seniority (continuous service credit) providing they can perform the job. An employee will be retained on the recall list for up to two (2) years. If this procedure does not result in a qualified or available applicant, employees laid off from jobs outside the classification in which the vacancy occurs shall be recalled in order of seniority (continuous service credit) providing they can perform the job. An employee may be cleared from the recall list if he/she turns down

an offer of a job similar to the one he/she held prior to layoff providing he/she was reasonably able to report for work at the time of the offer. After an employee has been on the recall list for one year, the Company may contact the employee and the Union in writing to determine if the employee wishes to remain on the recall list.

I. Additional Applications of Seniority. Seniority shall be used in resolving conflicts among bargaining unit employees in vacation scheduling, scheduling of personal days, distribution of overtime and scheduling during peak work periods.

J. Seniority Lists. Twice each year, or less often by mutual agreement, the Company shall supply the Union with such seniority lists and post such lists on the Company bulletin board for a period of thirty days. Any employee may contest the accuracy of his/her seniority status and if an error is established, correction shall be made. After said thirty days, the seniority status of all employees shown on such list, as corrected, shall be incontestable.

ARTICLE 14. LAYOFF PAY

A. Any employee, who meets the continuous service credit requirements stated herein, shall be entitled to layoff pay when he/she is laid off for lack of work for a period in excess of thirty calendar days; except, however, in cases where the layoff is due to fire, flood, explosion, bomb, earthquake, or Act of God, causing damage to the Company's premises, or from strikes or work

stoppages, or any condition beyond the control of the Company which makes it impractical for the College to operate.

B. The layoff pay to which an employee may be entitled under this Article shall be based on the base salary rate which the employee is receiving at the time of layoff, as follows:

LENGTH OF SERVICE	LAYOFF PAY
Up to Six months to one year	One week
One year but less than two	Two weeks
Two years or more but less than five	Three weeks
Over five years	Four weeks

C. Layoff pay shall be paid at the end of a waiting period of thirty calendar days from the date of such layoff. An employee who is reinstated to regular employment during the waiting period shall not be entitled to layoff pay, as herein provided. For the purpose of this Article, any employee who receives layoff pay, as herein provided, and who subsequently is reinstated to employment with the Company shall not again be eligible for additional layoff pay until he/she accumulates additional continuous service credit with the Company. When such continuous service credit is so reestablished, the employee shall again be entitled to layoff pay in accordance with his/her continuous service from the date of his/her reinstatement.

ARTICLE 15. VACATIONS

A. Eligibility and Payment. Vacation entitlement is earned from date of hire to the date taken on the basis of one day per month for each month of continuous service, up to a maximum of ten days. Additional vacation days shall be granted as set forth in the following table:

Continuous Service Credit from Date of Hire	Vacation Entitlement in Current Year
less than 2 years	10 days
more than 2 years but less than 3 years	11 days
more than 3 years but less than 4 years	12 days
more than 4 years but less than 5 years	13 days
more than 5 years but less than 6 years	15 days
more than 6 years but less ten years	16 days
more than 10 years	17 days

Payment for vacation for an employee will be made at the base salary of the employee in effect on the last day he/she worked prior to the first day of his/her vacation. Total vacation pay will be based upon the base daily salary times the number of days of vacation entitlement. Vacation payment will be made to each eligible employee on the last scheduled day of work prior to his/her vacation. To ensure proper payment, vacation must be

requested two weeks in advance.

If a recognized holiday is observed during an employee's scheduled vacation, it shall be considered a holiday and the displaced vacation day will be rescheduled.

B. Payment In Lieu of Vacation. When the Company requests an employee to forego vacation to which he/she is entitled, the employee shall be given payment in lieu of vacation equivalent to the vacation payment to which he/she is entitled.

C. Vacation Period. Vacations may be scheduled throughout the year and will be granted so far as possible, at a time most desired by an employee, but the right to fix the time for vacation is reserved by the Company in order to assure orderly and efficient operation. Vacations must be taken in multiples of full days.

D. Vacation Pay Upon Termination. An employee shall not be entitled to vacation pay if that employee quits without giving two weeks' notice, unless there are extenuating circumstances, or is discharged for just cause. An employee who is entitled to vacation pay shall be paid an amount equal to X/10 of what his/her entitlement would have been that year had he/she not been terminated. "X" is the number of full months worked from September 1 to the date of termination, to a maximum of ten.

E. Winter Recess. All office clerical members will receive a winter recess which shall be scheduled annually between December 24 and January 1, inclusive.

ARTICLE 16. HOLIDAYS

A. Holidays. The Company will observe the following recognized paid holidays: New Year's Day, Martin Luther King's Birthday, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Administrative Holiday, Columbus Day, Thanksgiving Day, the day after Thanksgiving, and Christmas Day. When such a holiday falls on Saturday, it will be observed on the preceding Friday. When such a holiday falls on Sunday, it will be observed on the following Monday. The Administrative Holiday shall be observed on the Friday and Monday immediately following "Clean-Up" week in the Fall term. Half the employees covered by this Agreement shall observe the Administrative Holiday on the Friday; the other half shall observe said holiday on the Monday appointed for observance of the Administrative Holiday.

B. Payment for Holidays. Full-time employees will be paid their base daily salaries for each recognized holiday which is observed on their regular workdays (i.e., Monday through Friday). Part-time employees working twenty or more hours per week shall receive prorated pay for holidays falling on days they are scheduled to work.

ARTICLE 17. LEAVE OF ABSENCE

A. Application for Leaves of Absence. Except for military service, a leave of absence shall be applied for in writing on the forms to be provided for that purpose.

B. Military Service. Employees who enter the Armed Forces of the United States shall be granted a leave of absence for the period of such service, and upon honorable discharge therefrom shall be reemployed by the Company, as provided by the Universal Military Training and Service Act. Continuous service credit and duly established seniority privileges shall be retained and accumulated during such leave of absence. An employee with six months or more of continuous service credit will be paid a military duty allowance equal to the difference between his/her regular Company pay and any lesser amount of his/her total military pay as follows:

1. If he/she has assumed the required military service obligation of six months or less, the payment will be based on the difference between ten working days' base pay with the Company and ten days of military pay.

2. If he/she has assumed the required military service obligation of more than six months, the payment will be based on the difference between his/her base monthly salary for one month with the Company and one month of military pay.

C. Non-War Military Duty Absence and Payment. An employee with six months or more of continuous service credit who is called for and performs non-war military duty shall be granted a leave of absence and will be compensated for the difference between his/her total miliary pay and the base payment he/she would have received

for the hours he/she was thereby required to lose from his/her normal work schedule, but not to exceed ten days at his/her base daily salary if he/she is called for training, or five days at his/her base daily salary if he/she is called because of an emergency. Continuous service credit and duly established seniority privileges will accumulate during such leave.

D. Jury Duty Absence and Payment. An employee who is called for and who performs jury duty shall be granted a leave of absence and will be compensated by the Company for the difference between the payment received for such jury duty and the payment he/she would have received for the base hours he/she was thereby required to lose from his/her regular work schedule, so long as his/her total payment does not exceed his/her base weekly salary. Differential payment shall be made so long as such jury duty continues, only upon presentation of documentary proof of jury duty and the payment received therefor. Continuous service credit and duly established seniority privileges will accumulate during such leave. Employees shall use their best efforts to serve as jurors at such times as will not interfere with normal College operation.

E. Leaves of Absence for Union Activity. Any member of the Union with at least one year of unbroken continuous service credit, who shall be a duly elected or appointed officer or representative of the Union shall, on written request of the Union, be granted a leave of absence without pay for such Union activity, for a period not to exceed one year, provided the number of such persons on such leaves shall not exceed a total of two at any one time. A leave of

absence without pay under this paragraph shall be renewed from year to year upon written request from the Union. Continuous service credit and duly established seniority privileges shall be retained and accumulated during such leave of absence.

F. Other Approved Non-Paid Leaves of Absence. Employees with sixty days or more of continuous service credit with the Company may be granted a leave of absence for up to six months in quarantine, marriage, family care or voluntary service with a government agency; leaves of absence may also be granted for other miscellaneous reasons. In case of death in the employee's immediate family, an employee shall be granted a leave of absence for up to two weeks, provided the Company is convinced there is justification for such leave. Application for such approved absence should be made to the immediate supervisor in accordance with the provisions of this Agreement. Requests for such leaves shall not be unreasonably denied. Continuous service credit and duly established seniority privileges shall be retained and accumulated during such leave of absence.

G. Disability Leave. An employee shall be granted a disability leave of up to nine months upon appropriate certification from an attending physician as to character and duration. Any employee returning from a disability leave of up to four months shall be returned to his or her former job. Any employee returning from a disability leave of more than four months may be returned to a job comparable to her previous one. During the first three months of a disability leave, the Company will

continue to provide health insurance coverage to the employee as provided for herein. Such coverage will be continued for up to four months upon written request of a physician. Continuous service credit and duly established seniority privileges shall be retained and accumulated during such leave of absence.

ARTICLE 18. PAYMENT FOR ABSENCE

The Company agrees to the payment for absence due to illness or disability of an employee as set forth in this Agreement.

1. During each full year of employment, each employee shall accumulate sick leave credit at the rate of one day per month to a maximum of ten days per year. Any unused sick leave accumulated (maximum of 100 days) prior to October 10, 1989 shall be usable for sick leave, but will not be paid for as unused sick leave. Sick leave accrued since October 10, 1989 and unused shall be paid for in accordance with the schedule below. It is specifically understood and agreed that such sick leave previously accumulated may be used only for a bona fide illness. The Company reserves the right to require that such illness be certified by an attending physician as to character and duration. The Company shall receive credit for payments made to any such employee during this period of illness or for any insurance benefits provided by the Company to such employee.

a. Up to ten days sick leave accrued in calendar year 1992 but not used in that year shall be paid by December 31,

1992.

b. Up to seven days sick leave accrued in calendar year 1993 but not used in that year shall be paid by December 31, 1993.

c. Up to seven days sick leave accrued in calendar year 1994 but not used in that year shall be paid by December 31, 1994.

d. Commencing on October 10, 1992, an employee may bank up to a maximum of [illegible] unused sick days.

e. An employee whose employment ceases because of layoff shall be entitled to payment of all unused sick leave banked since October 10, 1992 at the time of the layoff.

f. Except in the case of termination on the grounds of misconduct, at the time an employee's employment ceases because of resignation or termination, an employee shall be entitled to payment of unused sick leave banked since October 10, 1992 as follows:

after 3 years of service	50% of banked sick leave
after 5 years of service	75% of banked sick leave
after 7 years of service	100% of banked sick leave

2. Five days per year of sick leave (or one-half of an employee's annual sick leave entitlement if it is less than the ten-day maximum) may be used when the employee's presence is required at home because of the illness of a family member requiring his/her care.

3. An employee shall be paid for time lost due to death in his/her immediate family. Payment for such time lost shall not exceed daily base pay for up to five regular workdays, which must be consecutive, and one of such days shall include the day of the funeral. The immediate family is defined as the employee's spouse mother, father, sisters, brothers, children, grandparents, mother-in-law and father-in-law, brother-in-law, and sister-in-law.

4. If approved in advance by his/her immediate supervisor, an employee shall be paid for not more than three regular workdays of base pay for the time lost due to personal business during a calendar year. However, none of the said three personal days may be taken for the day or days before or after a holiday or a vacation day.

ARTICLE 19. COMPLAINTS, GRIEVANCE PROCEDURE AND ARBITRATION

A. Complaints. Complaints may be settled or otherwise disposed of, without formalities, between employees and appropriate Company representatives. At the option of the employee, a representative of the Union may be present. Answers to a complaint shall be given within five days after discussion is concluded on such complaint. Such time may be extended by mutual agreement of the parties. Nothing herein shall be construed as restricting the rights of the individual employees to present complaints to the Company through the regular channels of the Company, or the rights of the Company to adjust such complaints, provided that such

adjustment shall not conflict with the provisions of this Agreement.

B. Grievances. A grievance is defined as an alleged violation arising out of the application of an express provision of this Agreement. Only such a grievance, when reduced to writing, shall be processed in accordance with the following steps in this grievance procedure, except in the case of a Dismissal Grievance which may be taken immediately to Step 2 and then processed in accordance with the remaining steps of this grievance procedure. All time limits, including mutually agreed extensions thereof, shall be strictly adhered to by both parties. If the Company fails to respond in writing within the applicable time limit, the Union may appeal to the next step. Any appeal must be made in writing to the Company representative at the next higher step. If the Union fails to appeal in writing within the applicable time limit, the grievance shall be deemed settled on the basis of the Company's last reply. In the case of all grievances, time shall be considered of the essence. A grievance shall include (1) a clear statement of the grievance, and (2) the specific remedy requested of the Company. The aggrieved employee may be present at the respective steps of the grievance procedure.

C. Submission of Grievances. All grievances shall be submitted as soon as practicable after the occurrence upon which the same is based, but in no event later than seven working days if the same is a Dismissal Grievance or thirty calendar days if the same is a grievance arising from any other cause. The failure to

submit a grievance within such period shall constitute a bar to further action thereon. If it is determined under the grievance and arbitration procedure that an adjustment in wages is appropriate, such adjustment shall be applied retroactively to the date of occurrence, provided that such date is not more than ninety calendar days prior to the date upon which the grievance was presented.

D. Grievance Steps and Representatives of the Parties Therein. A grievance shall be negotiated in each of the following successive steps between the representatives of the parties specified in each step. Any agreement reached in writing between those representatives designated at any step shall be binding on all parties to the Agreement and shall preclude any further action on the subject grievance.

STEP 1: Between the Immediate Supervisor and the Employee Designated by the Union as Step 1 Grievance Committee Member. The first step meeting shall be held within five working days from the date the grievance is filed with the Company, unless a new date is set by written mutual agreement. The supervisor shall give the Grievance Committee Member a reply to the grievance within five days after the meeting with the Committee Member. If this reply is unsatisfactory, the Grievance Committee may appeal the decision to Step 2, provided such appeal is received by the Company

within five working days after receipt of the supervisor's reply. A meeting in Step 2 shall be held within seven working days after receipt by the Company of notice of appeal unless a postponement is jointly agreed to in writing by the Company and Union representatives designated in Step 2.

STEP 2 Between the Next Level of Supervision and the Two Employees Designated by the Union as Step 2 Grievance Committee Members. A representative of District 65 may be present at this and successive steps of the grievance procedure. The Company representatives shall give their written reply within five working days after the meeting with the Grievance Committee Members. If this reply is unsatisfactory, the Grievance Committee may appeal this reply to Step 3, provided the appeal is received by the Company within five working days after the receipt of the Company representative's reply. A meeting in Step 3 shall be held within ten working days after receipt by the Company of notice of appeal unless a postponement is jointly agreed to in writing by the Company and Union representatives designated at Step 3.

STEP 3: Between the Company Designated Representatives and the Chief Grievance Committee Member (an Employee) and Two Employees as Designated by the Union for Step 3. The Company representatives shall make a reply in writing not later than ten working days after meeting with the Union representatives. If this reply is unsatisfactory, the grievance may be appealed to arbitration as herein provided.

E. Arbitration. A grievance which has not been settled or disposed of in accordance with the steps of the grievance procedure outlined above may be submitted by the Union to arbitration not later than ten working days after receipt of the Step 3 reply. The Union may submit the dispute to arbitration by sending a letter specifying the issue to be arbitrated to the American Arbitration Association and the Company. The arbitrator shall be designated pursuant to the procedure followed by the American Arbitration Association. Neither party shall be required to arbitrate more than one grievance in any one arbitration, except by mutual agreement. Subject to this Section, the parties agree that the decision or award of such Arbitrator shall be final and binding on each of the parties. The authority of the Arbitrator shall be limited to determining questions involving the application of express provisions of this Agreement, and no other matter shall be subject to arbitration, hereunder. The Arbitrator shall have no authority to add to, subtract from or to change any of the terms of

this Agreement, to change any rate in the schedule of salary rates or to establish a new salary rate. Each party shall bear the expenses of preparing and presenting its own case. The cost, if any, of the Arbitrator and incidental expenses mutually agreed to in advance shall be borne equally by the parties hereto. In no event shall the same question or issue be the subject of arbitration more than once. No employee will be compensated for time spent in arbitration proceedings.

ARTICLE 20. UNION ACTIVITIES

A. Activities of Union Members. Except as otherwise provided in the Agreement, no employee shall engage in any Union activity or business on Company time. Nor shall any officer of the Union or employee engage in such activity or business on Company premises, except during the free time of the officer and all other employees involved.

B. Recognition of Grievance Committee Members. The number of Grievance Committee Members to be recognized by the Company shall be determined by mutual agreement of the parties. However, at no time shall the total number of Grievance Committee Members in the bargaining unit exceed one Grievance Committee Member for every 25 bargaining unit employees.

C. Duties of Grievance Committee Members. The duties and activities of the Grievance Committee Members (except where otherwise specifically agreed between the parties) while acting as such shall be limited to the handling of grievances and complaints

in accordance with the grievance procedure. Employees who act as Grievance Committee Members shall continue at their regular work in the same manner as other employees, except when they are engaged in the settlement of grievances and complaints under the grievance procedure.

When a Grievance Committee Member is required to leave his/her assigned work for the orderly and expeditious handling of a grievance, complaint or other recognized Company/Union business, he/she shall obtain the prior approval of his/her supervisor and such approval shall not be unreasonably withheld. If necessary, the Grievance Committee Member shall remain at his/her assigned work until a reasonable time is afforded to provide a substitute in his/her place.

D. Payment for Time Spent Handling Grievances. All Union business and activity shall be on the employee's own time except that time spent on recognized Company/Union business and administration of this Agreement by Grievance Committee Members, adjustment of grievances during the complaint stage by the Grievance Committee Members, and adjustment of grievances during Steps 1, 2 and 3 of the grievance procedure by Grievance Committee Members, shall be paid if the time is lost from normal working hours.

E. Payment for Attendance at General and Executive Council Meetings. If stewards and local officers cannot schedule their attendance at Union general and executive council meetings on non-working time, such attendance shall be on a paid basis as long

as reasonable prior notice is given to the Company.

F. Meeting Space. The Company agrees to provide a room for Union meetings provided that the Union requests a room in advance of the meeting and a room is available, and provided that such meetings are held during the free time of the employees who are to attend.

G. Time Off for Union Meetings. Employees shall be entitled to one (1) hour off with pay per year for Union meetings. Requests for additional time off with pay for Union meetings shall not be unreasonably withheld.

ARTICLE 21. HEALTH CARE INSURANCE

1. TCI will provide regular full-time employees who have completed their probationary period with health care coverage pursuant to an employer sponsored health care plan.

2. TCI will pay the full premium cost of the Local 2110 Community Based GHI Plan through December 31, 1993 for employees electing either individual or family coverage.

3. From January 1, 1994 through December 31, 1994 TCI will pay the annual premium cost of the Local 2110 Community Based GHI Plan up to a maximum cost of $4,140.00 per average employee.

4. From January 1, 1995 through October 9, 1995 TCI will pay the annual premium cost of the Local 2110 Community Based GHI Plan up to a maximum cost of $4,761.00 per average employee.

5. Should the premium cost of the Local 2110 Community Based GHI Plan exceed $4,140.00 per average employee from January

1, 1994 through December 31, 1994, TCI will pay up to a maximum of $4,320.00 per average employee of the annual premium cost of the Local 2110 GHI Community Based Plan, but the premium cost paid by TCI from January 1, 1995 through October 9, 1995 shall be reduced by an amount equal to the amount over $4,140.00 paid per average employee from January 1, 1994 through December 31, 1994.

6. Should the premium cost per average employee exceed the maximums set forth in paragraphs 3, 4 or 5 above, in either 1994 or 1995, the Union and TCI shall have the right to reopen this Agreement for the purpose of negotiating health care insurance only, by giving 30 days written notice to the other party.

ARTICLE 22. GENERAL PROVISIONS

A. Effect of Law. In the event that now or hereafter there is any state or federal law or any directive, order, rule or regulation made pursuant thereto, which is in conflict with any provision of any agreement between the parties, it shall supersede such provision or provisions and shall thereafter govern and control the relations and conduct of the parties so long as such law, directive, order, rule or regulation shall remain in force and effect. In the event that this or any other agreement existing between the parties hereto, now or hereafter requires the approval of any governmental authority before becoming effective, the same will and shall be subject to such approval.

B. Separability. If any provision of this Agreement is held invalid, the remainder of the Agreement shall not be affected

thereby and shall continue in full force and effect.

C. Waiver. The parties acknowledge that during the negotiations which resulted in this Agreement, each had the unlimited right and opportunity to make such demands and proposals with respect to any subject or matter nor removed by law from the area of collective bargaining, and the understandings and agreements arrived at by the parties after the exercise of that right and opportunity are set forth in this Agreement. Therefore, the parties, for the life of this Agreement, waive the right, and each agrees that the other shall not be obligated, except as otherwise provided in this Agreement, to bargain collectively with respect to any subject or matter referred to or covered in this Agreement, waive the right, and each agrees that the other shall not be obligated to bargain collectively with respect to any subject or matter not specifically referred to or covered in this Agreement, even though such subject or matter may not have been within the knowledge or contemplation of any of the parties at the time this Agreement was negotiated or signed.

D. Notice. Except where otherwise specifically provided, any notice under this Agreement will be properly given if it is in writing and sent by registered or certified mail or delivered in person and duly acknowledged in writing and if directed to the Union, it is addressed to the Union headquarters, attention of the Union's designee; if directed to the Company, it is addressed to the president at his/her office; if directed to an employee, it is addressed to the last address furnished by him/her in writing to

the Personnel Department.

E. Filling of Vacancies. Vacancies arising in bargaining unit positions shall be filled in the order of seniority by qualified employees as determined by the Company. If the Company determines that there is no employee in the bargaining unit qualified to fill the vacancy, the Company may hire an applicant from outside the bargaining unit. In this event any employee in the bargaining unit who believes he/she is qualified to fill the vacancy can avail himself/herself of the grievance and arbitration provisions of this Agreement.

F. Job Descriptions.

1. Every employee shall receive a copy of his/her job description.

2. Should the Company choose to change the volume, function, or the duties or responsibilities of an existing job, it shall give the Union two weeks' advance notice thereof, specifying the proposed changes, their effective date, and the proposed change in the wage or job grade, if any.

3. Notice of newly-created bargaining unit positions shall be given to the Union at the earliest possible time, but in no event less than two weeks prior to the creation of said new job. The Company shall include in the notice of a new bargaining unit job, its job grade, title, job description and effective date, and shall promptly meet with the Union upon request to discuss the proposed new position.

G. Dress Code. Employee attire shall be appropriate for the

nature of their job and the area in which they work.

H. Record of Disciplinary Action. Except for reprimands involving incidents of violence, or harassment based on sex, race or any other protected classification, which shall remain in an employee's record for an eighteen month period the Company will consider reprimands or disciplinary action against an employee cleared from his/her record after a twelve-month period from the date of issuance, provided that there have been no further infractions during that period. The employee's record may be cleared earlier, when, in the judgment of the Company, his/her past service record warrants such action.

I. Personnel Reviews. An employee shall have the right to review his/her personnel file up to two times each year.

J. Bulletin Boards. The Company agrees to provide space for a bulletin board for posting non-controversial notices and announcements concerning Union meetings, Union elections, appointments to office, and Union social or recreational affairs. It is agreed that only notices approved by the Company shall be posted. Approval of such posting shall not be unreasonably withheld.

K. Evaluations. No employee shall be required to evaluate any other employee.

L. Visitation Rights. Upon prior approval from the Company, Union representatives may visit the College for the purpose of conferring with employees covered by this Agreement. Such visits shall not disrupt College operations.

M. Promotional Increases. An employee promoted or reclassified to a higher pay grade shall receive a minimum weekly increase of $20.00 per grade.

N. Life Insurance. After the completion of the probationary period employees shall be entitled to life insurance coverage in the amount of twice their annual salary.

O. Transitchek. The college will participate in the transitchek program. Participation will be voluntary and shall be paid by the bargaining unit members wishing to take advantage of this program.

ARTICLE 23. TUITION EXEMPTION AND AID

A. Tuition Exemption. When approved in advance by the immediate supervisor, employees and their immediate families (spouse, common law spouse, and any adult children) may be permitted to attend courses listed in the College catalog, provided that such courses are available and the person is qualified as determined by the Company.

B. Tuition Aid. TCI is committed to supporting employees who wish to improve their knowledge and teaching competence. TCI will establish a $30,000 dollar reimbursement pool in the first year of this Agreement, 30,000 dollar reimbursement pool in the second year of this Agreement, and a 30,000 dollar reimbursement pool in the third year of this Agreement. Employees who have completed one year of employment with the College shall be

eligible to participate in the Tuition Aid program. The tuition reimbursement pool will be allocated as follows:

1. The reimbursement pool is effective from October 1 to September 30 of the following year, commencing on October 1, 1992.

2. TCI will pay 50% of tuition for eligible courses completed during the period indicated above.

3. An eligible course is one that is approved by the Vice President of Academic Affairs. Courses may be credit or non-credit bearing, but must be relevant to ongoing performance as an employee of TCI.

4. Reimbursement occurs upon proof of payment and proof that courses were passed at a "C" level or better ("B" level for graduate work).

5. Part time employees will share this benefit at 25% of tuition, unless the total amount of reimbursement requested is less than the total pool allowance for the year. In such circumstances TCI will proportionately increase the percentage reimbursement to no more than 50% of tuition.

6. If the total amount of reimbursement requested in a given year is less than the total pool allowance, the remainder shall be carried forward to the following year, but in no case shall the total pool allowance for any given year exceed $40,000.

7. <u>Flex or Release Time</u>. Flex or release time to be allowed whenever possible and consistent with operational requirements for educational purposes. Such flex or release time

shall not be unreasonably denied.

ARTICLE 24. DISCHARGE OR DISCIPLINE

No employee shall be discharged or disciplined by the Company except for just cause. The Company will notify the Union in writing of any discharge by the next work day following the discharge. Copies of any written warnings will be provided to the Union.

ARTICLE 25. 401(k) PLAN

The Company shall administer the 401(k) Plan in accordance with the terms of the Technical Career Institutes, Inc. Deferred Savings Plan plan document, which shall be modified from time to time and may include employees outside the unit. The Company shall contribute 50 percent of an employee's contribution per year up to six percent of an employee's total earnings for the particular year. Such contributions shall be made within fifteen (15) days after the end of the month in which contributions are to be made. The maximum employee contribution per year shall be governed by law. Vesting, effective October 10, 1992, shall be as follows:

After two years of service - 25 percent
After three years of service - 50 percent
After four years of service - 100 percent

ARTICLE 26. ALCOHOL AND DRUG ABUSE POLICY

The Company's Alcohol and Drug Abuse Policy is attached hereto as Appendix "B."

ARTICLE 27. HEALTH, SAFETY, HYGIENE, AND VIDEO DISPLAY TERMINALS

A. The Company will make every effort to provide a clean and safe working environment, and to comply with all applicable health and safety laws. The Company will promptly correct health and safety hazards after they are brought to its attention.

B. There shall be a Union Health & Safety Committee which shall meet with management at regular intervals to discuss issues with respect to health, safety and hygiene conditions.

C. During registration periods only employees performing intensive video display terminal ("VDT") work shall be entitled to a ten-minute break every hour.

D. If, for non-correctable reasons, a qualified Company-approved ophthalmologist notifies the Company and the employee in writing that the employee's continued operation of VDT may result in damage to the employee's vision, the Company will place the employee in another position at the Company which does not require the operation of a VDT at no loss of pay. If there are no such positions, the Company will place the employee in the position which requires the least amount of VDT usage. If there is no such vacancy available, the employee will be placed in the next such available opening.

E. Although research to date has not proven that VDTs are a

health or safety hazard, in recognition of employee concern about the potential adverse effects involving pregnancy, the Company agrees to the following: Upon request, the Company will attempt to reassign a pregnant employee to work which does not require the use of a VDT.

ARTICLE 28. CREDIT UNION

A. Upon written notice from the T.O.P LOCAL 2110 TOP Credit Union, the Employer will deduct all Credit Union payments as provided for in the authorization form set forth below, upon the condition that at the time of such notice, the LOCAL 2110 Credit Union shall furnish the Employer with a written authorization executed by the worker in the following form:

> "I hereby authorize and direct my Employer to make deductions from my salary each pay period and transmit monthly such amount to the T.O.P LOCAL 2110 Credit Union, 71 5th Avenue, New York, New York 10003, to be credited towards my Credit Union Account. This authorization shall be effective until revoked on thirty (30) days' written notice to the Employer."

B. The Employer agrees that upon individual authorization from members, periodic Credit Union payment shall be deducted by the Employer from the members' pay each pay period and forwarded to the Credit Union within fifteen (15) days after the end of the month in which the monies were withheld.

C. The Employer will notify the Union promptly of any revocation of such authorization received by it.

D. The Union shall hold the Company harmless from any and all claims, suits or other proceedings arising out of any action taken by the Company in complying with the above.

ARTICLE 25. DURATION AND NOTICE OF CHANGE OF TERMINATION

Except as otherwise provided herein, this Agreement shall be effective on October 10, 1992, and shall continue in force and effect until midnight on October 9, 1995, and thereafter shall be automatically renewed from year to year unless notice in writing shall be given by either party to the other of changes desired in the Agreement or of the termination at least 60 days prior to the subsequent applicable expiration date after automatic renewal. If the parties do not reach an agreement with respect to such proposed changes, or a new agreement in the event termination notice has been given prior to said expiration date, then this Agreement shall terminate on its expiration date. The parties may, however, by mutual consent, extend this Agreement for a specific period of time to allow for further negotiations.

T.G.P LOCAL 2110 UAW

Sharon Griffith

Matthew Rosendorff

Susan Lyons - Recording Secretary

TECHNICAL CAREER INSTITUTE INC.